Exhibit 10.10

«Date_of_Offer_Letter»

«Name_First» «Name_Middle_Initial». «Name_Last»

«Address__1st_Line»

«Address__2nd_Line»

«City», «State»  «Zip_Code»

Dear «Name_First»:

I am pleased to offer you a position as «Job_Title», with all of the duties, authorities and responsibilities commensurate with this role, in «Department_Name» for Tyco International Management Company reporting directly to «Reporting_To_Name», «Reporting_To_Title».  This position will be located in «Work_Location_City», «Work_Location_State».  Your employment will begin on «Start_Date».  Your compensation and benefits are described below.

Compensation

You will receive an annual salary of $«Annual_Salary».  Your salary will be paid monthly, in the month that it is earned.

Cash Sign-On Bonus (if applicable)

Additionally, you will receive a cash sign-on bonus of $«Signon_Bonus__Cash_Value» to be paid as soon as administratively possible after your employment start date.  This bonus is taxable, and the payment of a sign-on bonus will reflect standard withholding deductions.  Should you voluntarily terminate your employment within one year of your start date, you must repay this one-time bonus in full.

Annual Incentive Plan

In addition to your base salary, you will be eligible to participate in the Company’s annual incentive plan.  Under the annual incentive plan, your target bonus will equal «Target_Bonus_Percentage»% of your base salary.  Determination of award levels will be based on the Company’s financial performance and your individual contribution.  New hire’s with a start date of August 1 through September 30 are ineligible for the current fiscal year’s bonus and will be eligible for a bonus beginning October 1.  Plan information is enclosed.

Long Term Incentive Program (if applicable)

You will be eligible to participate in the annual Tyco Long Term Incentive program that the Company makes available to other executives in similar roles, at our next annual grant date.

Equity (general language for Band 1 – 2) – For our most recent annual award, the target award value for executives at your level of management was spread across stock options, restricted units, and stock-settled performance units earned for our relative three-year total shareholder return as compared to the S&P 500 Industrials. Under the Company’s current long-term incentive program, options are granted with an exercise price equal to the closing price on the date of grant and a ten year term of exercise. Stock options vest in four equal installments (25% per year) beginning on the first anniversary of the date of grant. Restricted units will have a grant price

«Name_First» «Name_Middle_Initial». «Name_Last»

«Date_of_Offer_Letter»

equal to the closing price on the date of grant. Restrictions on restricted units also lapse in four equal installments (25% per year) beginning on the first anniversary of the date of grant. Performance units will be earned for our relative three-year total shareholder return as compared to the S&P 500 Industrials. The number of performance units earned will be determined at the end of three years and can range from 0% to 200% of the target number of shares granted. The frequency, timing and structure of your annual awards are subject to change based on the changing needs and objectives of our business.

Equity (general language for Band 3) – For our most recent annual award, the target award value for executives at your level of management was spread across stock options and restricted units. Under the Company’s current long-term incentive program, options are granted with an exercise price equal to the closing price on the date of grant and a ten-year term of exercise. Stock options vest in four equal installments (25% per year) beginning on the first anniversary of the date of grant. Restricted units will have a grant price equal to the closing price on the date of grant. Restrictions on restricted units also lapse in four equal installments (25% per year) beginning on the first anniversary of the date of grant. The options and restricted units will have a grant price equal to the closing price on the date of grant. The frequency, timing and structure of your annual awards are subject to change based on the changing needs and objectives of our business.

New Hires Grant (if applicable and only within the First Three Fiscal Quarters:  October – June) Delete this paragraph is New Hire’s is July – September (Q4) –  In lieu of the fiscal year «Fiscal_Year» grant, you will also be eligible to receive a new hire equity grant.  The recommended grant is equivalent to $«Equity__New_Hire__Options_Dollar_Value» in stock options and $«Equity__New_Hire__RSUs_Dollar_Value» in restricted units.

Sign-On Equity Awards and Special Equity Based Awards (if applicable) – You will be eligible to receive a one-time sign-on restricted unit grant recommended at a value equivalent to $«Equity__Signon__RSUs_Dollar_Value» in restricted units.  These units will vest «Equity__Vesting_Terms» from the date of grant. (Sentence should be added if a different vesting term has been agreed upon by compensation)

Equity Approvals (if applicable – bullet to be included if New Hire Grant and/or Sign-On Equity Awards have been granted) – Any equity-based awards you are offered in connection with your employment offer, <including sign-on awards,> are subject to the approval of the required approval authority designated by the Tyco Board of Directors, who will review and approve your award or awards on the next off-cycle grant date.  For purposes of this letter, the next off-cycle grant date is defined as the day of the next meeting of the Compensation and Human Resources Committee of the Tyco Board of Directors, following your start date at Tyco International Management Company.  You will receive more information about your awards, detailing the terms and conditions, after they have been granted and approved by the required approval authority designated by the Tyco Board of Directors.

«Name_First» «Name_Middle_Initial». «Name_Last»

«Date_of_Offer_Letter»

Benefits

You will be entitled to all employee benefits that Tyco International Management Company customarily makes available to employees in positions comparable to yours.  Specifically, you will be eligible to participate in the following:

•                  Tyco Retirement Savings and Investment Plan (RSIP) – Tyco’s 401(k) plan provides for tax-deferred retirement savings through employee contributions and a generous company match.  On your first 1% contribution to the RSIP, Tyco will make a 5% company match contribution.  To help you get started, you will be automatically enrolled in the RSIP at a pre-tax contribution rate of 2% within approximately 30 days after your hire date.  Catch up contributions are also allowed for participants who qualify, but are not matched by Tyco.  You will receive full plan details in the mail shortly after your hire date.

•                  Tyco Medical and/or Dental Plans – You will be eligible to participate on a contributory basis thirty-one (31) days after your employment start date.  You will be given information about the enrollment process during your new hire orientation.  Benefit programs are reviewed annually and changes in plan design and/or employee contributions are the norm and communicated in advance of any changes.

•                  Tyco Supplemental Savings and Retirement Plan (SSRP) (if applicable) – In addition to the 401(k) plan, Tyco also offers you another opportunity to save money on a tax-deferred basis.  Under this non-qualified program, you can defer up to 50% of your base salary.  To be eligible for this plan, you must enroll within 30 days of your date of hire.  If you participate in this plan, you will receive company contributions equal to the matching percentage rate you would be eligible to receive under the 401(k).  If you choose not to participate, you will still receive Company contributions to this plan on any compensation during the year that exceeds the IRS compensation limit.  In subsequent plan years, during annual enrollment, this plan will also allow you to defer all or a portion of your performance based bonus.  Enrollment material will be mailed to your home after your hire.

•                  Flexible Perquisites Program (if applicable) – You will be eligible to participate in the Flexible Perquisites Plan, which allows for an annual sum paid in four installments that can be used at your discretion to apply to various eligible expenses.  Your eligibility will begin with the first full quarter after start date.  Allowances are set at 5% of base annual salary, capped at $70,000 annually, less applicable taxes.

•                  Vacation – You will be eligible for «Weeks_of_Vacation» weeks of vacation beginning with your start date.  This will be pro-rated based on full months of employment within this year.

Relocation (if applicable)

This position requires that you work in «Work_Location_City», «Work_Location_State», accordingly it will be necessary for you to relocate to said area.  To assist you with your move, Weichert Relocation Resources Inc., Tyco’s relocation services provider will help you through this process.  A WWRI Counselor will reach out to you within 1 business day after receiving the Relocation Authorization form from Tyco, to review the program details.

«Name_First» «Name_Middle_Initial». «Name_Last»

«Date_of_Offer_Letter»

Confidentiality, Non-Competition and Non-Solicitation {Band 0-3, in all cases, and Band 4-5, where business determines there is a need for a non-competition clause}

In accepting this employment offer, and in consideration of this employment offer, you agree that during your employment with Tyco, and thereafter, you will not disclose confidential or proprietary information, or trade secrets, related to any business of Tyco.  Except as prohibited by law, you also agree that during your employment with the Tyco, and for the one (1) year period following your termination of employment for any reason, you will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by, any person or entity engaged in any business that is (i) located in a region with respect to which you had substantial responsibilities while employed by Tyco, and (ii) competitive with (A) the line of business or businesses of Tyco that you were employed with during your employment (including any prospective business to be developed or acquired that was proposed at the date of termination), or (B) any other business of Tyco with respect to which you had substantial exposure during such employment.

Except as prohibited by law, you further agree that during your employment with Tyco, and for the two (2) year period thereafter, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, recruit, aid or induce any employees of Tyco to leave their employment with Tyco in order to accept employment with or render services to another person or entity unaffiliated with Tyco, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of Tyco to purchase goods or services then sold by Tyco from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of Tyco with any of its employees, customers, agents, or representatives.

Irreparable injury will result to Tyco, and to its business, in the event of a breach by you of any of your covenants and commitments you have accepted as a condition of this employment offer, including the covenants of non-competition and non-solicitation.  Therefore, in the event of a breach of such covenants and commitments, Tyco reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

Confidentiality and Non-Solicitation {Band 4-5, where business determines there is no need for non-competition agreement}

In accepting this employment offer, and in consideration of this employment offer, you agree that during your employment with Tyco, and thereafter, you will not disclose confidential or proprietary information, or trade secrets, related to any business of Tyco.  If Tyco determines, in its sole discretion, that at any time after you commence employment with Tyco and prior to the second anniversary of your termination of employment for any reason you (i) disclosed business confidential or proprietary information related to any business of Tyco or (ii) have entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business, which arrangement would likely (in the sole judgment of Tyco) result in the disclosure of business confidential or proprietary information related to any business of Tyco

«Name_First» «Name_Middle_Initial». «Name_Last»

«Date_of_Offer_Letter»

to a business that is competitive with any business of Tyco as to which you have had access to business strategic or confidential information, and Tyco has not approved the arrangement in writing, then, except as prohibited by law, Tyco reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

Except as prohibited by law, you further agree that during your employment with Tyco, and for the two (2) year period thereafter, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, recruit, aid or induce any employees of Tyco to leave their employment with Tyco in order to accept employment with or render services to another person or entity unaffiliated with Tyco, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of Tyco to purchase goods or services then sold by Tyco from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of Tyco with any of its employees, customers, agents, or representatives.

Irreparable injury will result to Tyco, and to its business, in the event of a breach by you of your covenant of non-solicitation you have accepted as a condition of this employment.  Therefore, in the event of a breach of this covenant, Tyco reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

Governing Law

The validity, interpretation, construction and performance of the provisions of this offer letter shall be governed by the laws of the state of New Jersey without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

Severability

The invalidity or unenforceability of any provision of this offer letter will not affect the validity or enforceability of the other provisions of this offer letter, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Employment Relationship

Please be advised that neither this letter nor any statement made by the Company is intended to be a contract of employment for a definite period of time.  That means that the employment relationship established by this letter is “at will” and either you or Tyco may terminate the employment relationship at any time and for any reason, with or without cause or notice.

Conditions of Employment

Your employment will be conditioned upon your execution of and ongoing compliance with your promises of confidentiality, non-competition and non-solicitation {Note: Drop reference to “non-competition” where business does not intend to impose obligation on Band 4-5 employees}, the Company’s Confidentiality and Development Agreement and the Guide to Ethical Conduct, and any other applicable Company policies which will be provided upon offer

«Name_First» «Name_Middle_Initial». «Name_Last»

«Date_of_Offer_Letter»

acceptance.

In addition, the conditions of this letter are contingent upon the following, which are enclosed in the New Hire On-boarding package:

1.                                       Successful completion of a drug test.  A Chain of Custody Form and instructions of how to set up an appointment at a collection site are included in your new hire package.  The Company shall maintain the confidentiality of the results of the drug testing.

2.                                       Completion of an acceptable background check.  To the enclosed On-line Employment Application, please add your social security number, verify any information on the form and sign it to acknowledge that you have read it and are attesting to the accuracy of the information provided.  Once signed, return it with the completed Written Consent and Disclosure Form, and reference forms so that we may conduct the background check expeditiously.

3.                                       Documentation of your identity and unrestricted legal authority to work in the United States.  You will be required to complete the employee portion of the enclosed I-9 documentation as well as other documents within three (3) business days of your hire date to satisfy those requirements.  Please note that this is a legal requirement under federal immigration laws.

«Name_First», I am excited about the possibility of your joining the Tyco International Management Company team and I look forward to the opportunity to work with you.  Please sign below to signify your acceptance of our offer of employment and its terms.  Should you have any questions with regard to any of the items indicated above, please call me at 609-806-2189.

Sincerely,

Lydia G. Mallett

Vice President, Staffing and Diversity

ACCEPTED:

«Name_First» «Name_Middle_Initial». «Name_Last»	Date

Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.  We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration, where permitted.  This document sets forth the entire agreement with respect to your employment.  The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.